Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, February 2, 2010, 3:05 pm Central Time	Contact:	Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FOURTH QUARTER RESULTS;
NET REVENUE INCREASES 11% TO RECORD $18.2 MILLION;
NET INCOME OF $0.10 PER SHARE

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter ended December 31, 2009.  Highlights of the fourth quarter and other recent events include:

•	Achieved record net revenue of $18.2 million, an increase of 11% from the fourth quarter of 2008, and completing the sixth consecutive year of double digit percentage sales growth.
•	Achieved net income of $1,623,000, or $0.10 per diluted share.
•	Achieved positive cash flow of $3.7 million during the fourth quarter, with $17.8 million in cash and cash equivalents on December 31, 2009.
•	Received $3.5 million on January 22, 2010 as payment of the monetary judgment in the product defamation litigation with Marine Polymer Technologies.
•	Launched the GuideLiner™ catheter, D-Stat Rad-Band™ topical hemostat, Gator™ ClipSeal plug, Drainer™ centesis catheter and Guardian® II hemostasis valve in the U.S.
•	Issued 2010 guidance of projected revenue growth of approximately 12% and projected earnings growth of approximately 25% over 2009 levels.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said:  “Once again, in the fourth quarter Vascular Solutions demonstrated double digit percentage sales growth and rapid new product innovation, while at the same time adding substantially to our net income and our positive cash flow.  We expect this progress to continue in 2010, with substantial projected growth from the recent launch of our innovative GuideLiner catheter and the expected launch of 10 additional new products in the U.S. throughout the year.”

Gross margin across all product lines was 64.9% in the fourth quarter of 2009, down slightly from 65.0% in the fourth quarter of 2008 due to the selling mix of products.  Based on the projected selling mix, gross margin on product sales in the first quarter of 2010 is expected to be between 66% and 67%.

Net income for the fourth quarter was $1,623,000, or $0.10 per share, compared to net income of $14,684,000, or $0.90 per share, in the fourth quarter of 2008.  Net income for the fourth quarter of 2008 included $13,207,000 of non-cash income tax gain ($0.81 per share) resulting from recognition of a portion of the Company’s net operating loss carryforwards.  Net income for the fourth quarter of 2009 included $360,000 of non-cash stock-based compensation ($264,000 after-tax, or $0.02 per share) and $593,000 of non-cash income tax expense ($0.04 per share) based on a 27% tax rate.  Excluding the non-cash income tax gain and one-time thrombin expenses incurred in the fourth quarter of 2008, net income increased by 22% in the fourth quarter of 2009 from the fourth quarter of 2008 on a fully-taxed basis.

Fourth Quarter Net Revenue by Product Line

Net sales of catheter products (consisting of a combination of the extraction catheter, specialty catheter and access product categories reported in previous quarters) were $8.3 million in the fourth quarter, an increase of 21% over the fourth quarter of 2008.  Of this amount, net sales of extraction catheters were $4.6 million, net sales of access products were $2.0 million, and net sales of specialty catheters were $1.7 million.

Net sales of extraction catheters increased by 12% over the fourth quarter of 2008.  “Sales of our LP, or low profile version of the Pronto® extraction catheter grew by 111% over the fourth quarter of 2008 and 27% sequentially from the third quarter of 2009, driving our sales growth in extraction catheters.  Looking forward, we have completed the design freeze for our next generation V4 version of the Pronto catheter, with an expanded range of sizes, enhanced performance and cost reductions all captured in this new version.  We expect to launch the new Pronto V4 catheters in the third quarter of 2010,” Mr. Root stated.

Net sales of access products (primarily consisting of micro-introducer kits, specialty guidewires and snares) increased by 22% over the fourth quarter of 2008.  “Driving this growth was a combination of competitive market share gains, most notably in our micro-introducer line, and new product sales, most notably our GrebSet™ kit that we launched in the first quarter of 2009 and grew by 71% sequentially.  In the fourth quarter we also launched a new version of the Guardian hemostasis valve which we believe will bring improved clinical performance and increasing sales in 2010,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, GuideLiner catheter, Twin-Pass® dual access catheters and Minnie™ support catheters) increased by 49% over the fourth quarter of 2008.  “In September we received the CE Mark for our new GuideLiner catheter and launched it with our largest independent distributors in the fourth quarter, resulting in international sales of over $250,000 in the fourth quarter.  FDA clearance for the GuideLiner was received in November, with initial cases resulting in extremely favorable clinical feedback and visibility with key opinion leaders in interventional cardiology. This initial response confirms our positive outlook that this completely unique new device could relatively quickly grow into greater than $15 million in annualized sales,” Mr. Root added.

Net revenue from hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) was $5.9 million during the fourth quarter, an increase of 1% over the fourth quarter of 2008.  “In the current cost-conscious hospital environment, we do not project growth in the hemostatic patch market in 2010, and therefore our goal is to maintain our leading market share and ASP, both of which we believe we accomplished in the fourth quarter.  We expect sales growth in the hemostat products category to result from new product introductions such as the new D-Stat Rad-Band that we launched in the fourth quarter,” commented Mr. Root.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $3.2 million in the fourth quarter, an increase of 6% over the fourth quarter of 2008.  “Our sales force has done an excellent job in maintaining and growing our market share in spite of increasing price competition by some of our laser competitors.  The launch of our new WireFiber® and Platinum Bright Tip Vari-Lase fibers is scheduled for the first quarter of 2010, with FDA clearance already received for both products.  In January we received FDA clearance for our new 15 Watt Vari-Lase laser console, and we have already transitioned our sales completely to this improved and lower cost console,” commented Mr. Root.

Financial Guidance

Regarding future guidance, the Company projects 2010 net revenue to increase by approximately 12% from 2009 to between $76 million and $78 million.  Corresponding net income on a fully-taxed basis is projected to increase to between $0.53 and $0.57 per fully diluted share, including the one-time litigation gain of $0.13 per share which will be recognized in the first quarter.

With respect to the first quarter, the Company projects net revenue to be between $17.7 million and $18.0 million.  Corresponding net income on a fully-taxed basis for the first quarter is expected to be between $0.20 and $0.21 per fully diluted share, including the one-time litigation gain of $0.13 per share.  Primarily due to in vitro testing required by the FDA on the Company’s proposed biopsy marker product, R&D expenses in the first quarter are projected to be approximately $0.02 per share (tax affected) higher than customary.

Stock Repurchase Plan Authorized

The Board of Directors has authorized a stock repurchase plan under which up to 1,000,000 shares of the Company’s common stock may be repurchased prior to December 31, 2010.  Under the plan, shares may be purchased from time to time through open market transactions, block purchases or private transactions.  The timing of purchases and the number of shares to be purchased will depend on market conditions.  The plan does not obligate the company to acquire any specific number of shares and may be discontinued at any time. The Company intends to fund such repurchases with currently available working capital.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com.  An audio replay of the call will be available until Tuesday, February 9, 2010 by dialing 1-888-203-1112 and entering conference ID# 4910261.  A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Tuesday, February 9, 2010.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(note)
Revenue:
Product revenue	$17,712	$16,059	$66,726	$59,757
License and collaboration revenue	510	345	1,701	1,464
Total revenue	18,222	16,404	68,427	61,221

Product costs and operating expenses:
Cost of goods sold	6,219	5,619	22,917	20,690
Cost of goods sold related to thrombin inventory	—	670	—	670
Collaboration expenses	295	126	850	632
Research and development	2,140	1,784	7,847	6,333
Clinical and regulatory	794	819	2,886	3,220
Sales and marketing	5,366	5,006	21,206	20,482
General and administrative	1,180	923	4,555	4,695
Litigation	—	—	—	1,484
Operating income	2,228	1,457	8,166	3,015

Interest expense	(9)	(9)	(38)	(62)
Interest income	5	35	48	203
Foreign exchange loss	(8)	(6)	(10)	(28)
Income before tax	2,216	1,477	8,166	3,128

Income tax expense	(593)	13,207	(2,788)	13,045
Net income	$1,623	$14,684	$5,378	$16,173

Net income per share - basic	$0.10	$0.93	$0.34	$1.04
Weighted average shares used in calculating - basic	16,217	15,797	16,047	15,588
Net income per share - diluted	$0.10	$0.90	$0.33	$1.01
Weighted average shares used in calculating - diluted	16,680	16,242	16,475	15,955

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	December 31, 2009 (note)	December 31, 2008 (note)

ASSETS

Current assets:
Cash and cash equivalents	$17,794	$7,209
Accounts receivable, net	9,143	8,706
Inventories	8,977	9,974
Prepaid expenses	1,520	1,045
Current portion of deferred tax assets	4,500	2,680
Total current assets	41,934	29,614
Property and equipment, net	3,793	3,887
Intangible assets, net	193	193
Deferred tax assets, net of current portion and liabilities	5,835	10,486
Total assets	$51,755	$44,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$6,789	$6,937

Long-term deferred revenue, net of current portion	4,567	5,417

Shareholders’ equity:
Total shareholders’ equity	40,399	31,826
Total liabilities and shareholders’ equity	$51,755	$44,180

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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